Exhibit 99.1

Investor Contact:	Media Contact:
Susannah Livingston	media@sprouts.com
(602) 682-1584
susannahlivingston@sprouts.com
Sprouts Farmers Market, Inc. Announces CEO Succession
Nick Konat Appointed Chief Executive Officer and Director Effective January 2027
Jack Sinclair to Transition to Executive Chairman
PHOENIX, Ariz. – (Business Wire) – Sept 1, 2026 – Sprouts Farmers Market, Inc. (Nasdaq: SFM) today announced a planned leadership transition, effective January 4, 2027, whereby Nick Konat, current president and chief operating officer, will take on the role of chief executive officer and join the board of directors. Jack Sinclair, who has served as CEO since 2019, will transition to the role of executive chairman.
Sinclair said, “The Board and I have spent significant time and consideration developing our succession plan, and we believe that now is the right time to transition Sprouts to its next generation of leadership. Following the Board’s comprehensive search process, we determined that Nick was the right leader for Sprouts. I’ve worked closely with Nick since he joined Sprouts in 2022 and seen firsthand his talent, drive and strong dedication to our people. He played a central role in shaping and executing our strategy, and I have tremendous confidence in his ability to lead the company to new heights. I want to thank all our team members for their deep commitment to Sprouts and their support for each other, our customers, our communities and our shareholders. I will be supporting Nick during the transition period, and it will be a privilege for me to continue serving Sprouts as its executive chairman.”
“Jack has guided the company through a significant phase of transformation and value creation. We are extremely grateful for his leadership,” said Joe Fortunato, chairman of the board of Sprouts. “I am proud of the work that our Board has put into our succession planning. The Board believes that Nick’s experience, along with his deep knowledge of our business and Sprouts’ unique culture and market position, make him the ideal leader for the next phase of the company’s journey. We are also pleased that Jack will continue serving as a trusted partner to him. This transition enables Jack’s ongoing involvement while allowing Nick’s significant depth and breadth of experience to shine even brighter.”
“It will be an honor to serve as the next CEO of Sprouts at this exciting and important time for our company,” said Konat. “We remain focused on executing our growth strategy, expanding into new markets and strengthening our connection with customers as we navigate an evolving consumer environment. I am grateful to Jack and our Board for their leadership, support, and confidence in me. I look forward to continuing to work closely with Jack to ensure a seamless transition. Since I joined Sprouts, our dedicated team and our purpose—to help people live and eat better—have inspired me every day. Looking ahead, I am confident in the opportunities before us and in our ability to build on our momentum and create long-term value for our shareholders.”
As part of this leadership transition, Joe Fortunato will serve as lead independent director beginning January 4, 2027, the first day of Sprouts’ 2027 fiscal year.

About Nick Konat
Konat joined Sprouts in March 2022 as president and chief operating officer where he has overseen the company’s operations, marketing, merchandising, supply chain, and innovation functions. Konat previously served at Petco Health and Wellness Company for over six years, culminating as chief merchandising officer. Prior to joining Petco, Konat served over nine years at Target Corporation, where he held a range of merchandising, planning, and leadership roles across the food and fashion categories. Konat also spent six years with Accenture plc, a multinational professional services company. Konat holds an honors bachelor’s degree in political science and government from St. John’s University.

About Sprouts Farmers Market, Inc.
Sprouts Farmers Market is one of the largest and fastest growing specialty retailers of fresh, natural and organic food in the United States. Sprouts helps people live and eat better with fresh produce at the heart of the store and delicious discoveries for every dietary lifestyle. Always foraging for what’s fresh and innovative, Sprouts offers a carefully curated assortment of products that inspire wellness naturally, including organic, gluten-free, plant-based and non-GMO favorites. Headquartered in Phoenix, AZ, Sprouts employs approximately 36,000 team members and operates more than 480 stores in 25 states nationwide. To learn more about Sprouts and the role it plays in its communities, visit sprouts.com/about/.

Forward-Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Any statements contained herein that are not statements of historical fact (including those using “believes,” “will,” “look forward,” or “am confident” or the negative of these terms and other similar expressions) should be considered forward-looking statements, including, without limitation, statements regarding the company’s outlook, growth, opportunities and long-term strategy. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks and uncertainties include, without limitation, risks related to the upcoming CEO transition; the company’s ability to execute on its long-term strategy; the company’s ability to successfully compete in its competitive industry; the company’s ability to successfully open new stores; the company’s ability to manage its growth; the company’s ability to maintain or improve its operating margins; the company’s ability to identify and react to trends in consumer preferences in a timely manner; product supply disruptions; equipment supply disruptions; general economic conditions that impact consumer spending or result in competitive responses; accounting standard changes; potential inflationary and/or deflationary trends; tariffs; and other factors as set forth from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The company intends these forward-looking statements to speak only as of the time of this release and does not undertake to update or revise them as more information becomes available, except as required by law.
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Source: Sprouts Farmers Market, Inc
Phoenix, AZ
9/1/26